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EXHIBIT 12 - STATEMENT RE COMPUTATION OF RATIOS


               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

    SCHEDULE SETTING FORTH THE COMPUTATION OF RATIOS OF CONSOLIDATED EARNINGS
                                TO FIXED CHARGES
                      (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)


                                                    Year Ended December 31,
                                                 2001        2000         1999
                                               --------    --------     --------
Earnings:

  Income (loss) from continuing operations
    (including dividends from less than 50%
    owned affiliates) before income taxes,
    equity in earnings of affiliates,
    and minority  interests                    $ 17,565    $ (7,599)    $ 39,399

Fixed charges                                    11,988      13,371       10,077
                                               --------    --------     --------
  Earnings                                     $ 29,553    $  5,772     $ 49,476
                                               ========    ========     ========


Fixed charges:

  Interest                                     $ 11,943    $ 13,317     $ 10,003
  Amortization of debentures expenses                45          54           74
                                               --------    --------     --------
  Fixed charges                                $ 11,988    $ 13,371     $ 10,077
                                               ========    ========     ========

Ratio of earnings to fixed charges               2.47:1      0.43:1       4.91:1
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